EXHIBIT 21.1

LIST OF SUBSIDIARIES

Deltak, L.L.C. (Delaware)

Braden Manufacturing, L.L.C. (Delaware)

CFI Holdings, Inc. (Connecticut)

Consolidated Fabricators, Inc. (Delaware)

Deltak Construction Services, Inc. (Wisconsin)

Braden Construction Services, Inc. (Delaware)

Global Power Equipment Group International (Cayman Islands)

Deltak B.V. (Netherlands)

Braden-Europe B.V. (Netherlands)

Braden Manufacturing, S.A. de C.V. (Mexico)

CFI Mexicana, S.A. de C.V. (Mexico)

Global Power Equipment Group Brazil (Brazil)

Deltak Israel Ltd. (Israel)

Nanjing Deltak Power Equipment Co. Ltd. (China) (51%)

Shenzhen Deltak Energy Systems Co. Ltd. (People’s Republic of China) (60%)

Global Power Equipment (Shanghai) Co., Ltd. (People’s Republic of China)